EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR


To the Board of Directors and Stockholders of IHealth, Inc.

We hereby consent to the incorporation by reference, in this Amendment No. 7 to the Registration Statement on Form SB-2 of IHealth, Inc., of our report dated March 16, 2004 and September 1, 2004 as to Note 1, 2, 3, 6, 8, 10 and 11 relating to the financial statements of IHealth, Inc. for the year ended December 31, 2003 and period April 20, 2002 (inception) through December 31, 2002 and to the use of our name as it appears under the caption "Experts".

                                        /s/ Radin Glass & Co., LLP
                                        --------------------------
                                        Radin Glass & Co., LLP
                                        Certified Public Accountants

New York, New York
December 15, 2004